Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-192111, 333-196718, and 333-206689) and on Form S-3 (No. 333-201475) of Barracuda Networks, Inc. of our report dated June 30, 2015, relating to our audit of the financial statements of Intronis, Inc. as of December 31, 2014 and for the year then ended, which is included in the Current Report on Form 8-K/A filed by Barracuda Networks, Inc. on December 23, 2015.

/s/ RSM US LLP

Boston, Massachusetts

December 23, 2015